EX-23.h.12
Nationwide Fund Distributors LLC
1200 River Road, Suite 1000
Conshohocken, Pennsylvania 19428
August 1, 2008
Nationwide Variable Insurance Trust
1200 River Road, Suite 1000
Conshohocken, Pennsylvania 19428
     Re:      12b-1 Fee Waiver
Ladies and Gentlemen:
     By our execution of this letter agreement (the “Agreement”), intending to be legally bound hereby, Nationwide Fund Distributors LLC (the “Distributor”) agrees that, with respect to the Neuberger Berman NVIT Socially Responsible Fund (the “Fund”), a series of Nationwide Variable Insurance Trust, the Distributor shall waive a portion of the Rule 12b-1 fee for the Class II Shares of the Fund in an amount equal to 0.16% for the period from the date of this Agreement through August 1, 2009. The Distributor acknowledges that it shall not be entitled to collect on, or make a claim for, waived fees at any time in the future. This Agreement supersedes a previous 12b-1 Fee Waiver Agreement in respect of the Fund, dated March 24, 2008.

Nationwide Fund Distributors LLC

By: /s/ Lorraine A. McCamley
Name: Lorraine A. McCamley
Title: Senior Vice President
Your signature below acknowledges acceptance of this Agreement:
Nationwide Variable Insurance Trust
By: /s/ Allan J. Oster
Name: Allan J. Oster
Title: Assistant Secretary
Date: August 1, 2008